Exhibit 99.1

CorvisaCloud Secures $30 Million in Funding
Additional capital will fuel growth for cloud communications provider

Milwaukee, Wis. - April 23, 2014 - Cloud-based communications provider, CorvisaCloud, LLC., today announced that it has secured $30 million in funding from parent company Novation Companies, Inc. (OTCQB: NOVC). The additional capital will be devoted to expanding CorvisaCloud’s sales, marketing and operational development efforts, and potential acquisitions. The funds will also be used to accelerate product development and customer acquisition of CorvisaCloud’s CorvisaOne™ contact center software products and platform.
“CorvisaCloud is experiencing strong momentum in the cloud contact center arena and as a result, we believe the time is now to take this company to the next level,” said Lance Anderson, CEO, Novation Companies. “The additional funds will drive substantial enterprise value while helping propel operations and allowing us to look at potential acquisitions. We look forward to accelerating CorvisaCloud’s initial success and building upon its increasing roster of globally recognizable brand name clients.”
“This infusion of capital from Novation arrives at the perfect time as we make our mark in the cloud communications space,” said CorvisaCloud President Matt Lautz. “Novation clearly recognizes the significant market opportunity and this additional funding is a great vote of confidence in CorvisaCloud’s vision, value and future.”
Businesses of all sizes are increasingly migrating their IT operations to the cloud. Contact centers are a key part of customer service, but powering and maintaining legacy systems is expensive and the data can be difficult to collect and manage. According to DMG Consulting's Cloud-Based Contact Center Infrastructure Market Report, more than 62% of organizations were using some type of cloud-based contact center solution as part of their operation in September 2013, and approximately half (45.6%) of the organizations that are not yet using cloud-based contact center solutions are planning to move in this direction in the next 18 months.
Founded in 2011, CorvisaCloud offers a cloud-based communications suite, including inbound and outbound contact center solutions, business phone systems (PBX) and robust platform customization options. Its cloud-based solutions remove the upfront costs and high maintenance associated with on-premise legacy solutions, offering immediate scalability and broader flexibility.
CorvisaCloud’s products have helped businesses of all sizes gain operational efficiencies, improve customer service and lower costs. Companies such as Direct Buy and Heartland Payment Systems use CorvisaCloud’s technology to streamline workflow and deliver the best customer experience possible.

About CorvisaCloud
CorvisaCloud brings customer success to the heart of every business interaction through our cloud-based communications software platform and consulting services. We help businesses work smarter, save money, and make customers happier…and with our passion for service, we make getting there an enjoyable experience.

Media Contact:
Nicole Plati for CorvisaCloud
corvisacloud@highwirepr.com
415/963-4174 ext. 39